UNITED STATES
		      SECURITIES AND EXCHANGE COMMISSION
			   WASHINGTON, D.C.  20549

				SCHEDULE 13D

		      UNDER THE SECURITIES EXCHANGE ACT OF 1934
			      (AMENDMENT NO. 25)*

			SIGNAL APPAREL COMPANY, INC.
			       (Name of Issuer)

		   Common Stock, Par Value $.01 Per Share
			(Title of Class of Securities)

				   9460486
			      (CUSIP Number)

				Guido Goldman
			   FS Signal Associates I
				499 Park Avenue
			   New York, New York  10022
				 212-688-4010

	(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

			       December 30, 1994
	   (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or
(4), check the following box [ ].

Check the following box if a fee is being paid with the statement
[ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "FILED" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  2  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    FS Signal Associates I

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    Connecticut

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           0 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          0 (SEE ITEM 5)
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          0 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            0 (SEE ITEM 5)

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    0 (see Item 5)

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    0 (see Item 5)

       14.  TYPE OF REPORTING PERSON
	    PN


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  3  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    FS SIGNAL ASSOCIATES II

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    CONNECTICUT

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           0 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          0
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          0 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            0

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    0 (see Item 5)

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    0 (see Item 5)

       14.  TYPE OF REPORTING PERSON
	    PN


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  4  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    JERICHO HOLDINGS LIMITED (IRS. NO. 98-0105329)

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    CAYMAN ISLANDS

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           0 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          0 (SEE ITEM 5)
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          0 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            0 (SEE ITEM 5)

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    0 (see Item 5)

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    0 (see Item 5)

       14.  TYPE OF REPORTING PERSON
	    CO


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  5  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    CROCODILE ASSOCIATES

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    BAHAMAS

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           0 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          0 (SEE ITEM 5)
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          0 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            0 (SEE ITEM 5)

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    0 (see Item 5)

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    0 (see Item 5)

       14.  TYPE OF REPORTING PERSON
	    PN


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  6  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    JOSHUA ASSOCIATES

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    BAHAMAS

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           0 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          0 (SEE ITEM 5)
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          0 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            0 (SEE ITEM 5)

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    0 (see Item 5)

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    0 (see Item 5)

       14.  TYPE OF REPORTING PERSON
	    PN


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  7  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    TURBO TRUST (IRS NO. 06-6291137)

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    CONNECTICUT

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           0 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          0 (SEE ITEM 5)
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          0 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            0 (SEE ITEM 5)

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    0 (see Item 5)

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    0 (see Item 5)

       14.  TYPE OF REPORTING PERSON
	    OO


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  8  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    SAIDYE ROSNER BRONFMAN AVA TRUST (IRS NO. 06-6289947)

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    CONNECTICUT

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           0 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          0 (SEE ITEM 5)
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          0 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            0 (SEE ITEM 5)

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    0 (see Item 5)

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    0 (see Item 5)

       14.  TYPE OF REPORTING PERSON
	    OO


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  9  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    COMET TRUST (IRS NO. 13-6895816)

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    CONNECTICUT

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           0 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          0 (SEE ITEM 5)
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          0 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            0 (SEE ITEM 5)

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    0 (see Item 5)

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    0 (see Item 5)

       14.  TYPE OF REPORTING PERSON
	    OO


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  10  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    GUIDO GOLDMAN

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    CONNECTICUT

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           25,000 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          25,000 (SEE ITEM 5)
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          25,000 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            25,000 (SEE ITEM 5)

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    50,000

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    <1%

       14.  TYPE OF REPORTING PERSON
	    IN


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE 11  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    GUIDO GOLDMAN ACCUMULATION TRUST (IRS NO. 13-6655290)

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    CONNECTICUT

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           5,000 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          0
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          5,000 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            0

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    5,000

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    <1%

       14.  TYPE OF REPORTING PERSON
	    OO


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  12  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    GUIDO GOLDMAN SPRAY TRUST (IRS NO. 13-6655295)

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    CONNECTICUT

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           5,000 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          0
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          5,000 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            0

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    5,000 (see Item 5)

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    <1%

       14.  TYPE OF REPORTING PERSON
	    OO


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  13  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    MICHAEL GOLDMAN SPRAY TRUST (IRS NO. 13-6655296)

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    CONNECTICUT

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           5,000 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          0
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          5,000 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            0

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    5,000 (see Item 5)

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    <1%

       14.  TYPE OF REPORTING PERSON
	    OO


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  14  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    ALAIN DE GUNZBURG (IRS NO. ###-##-####)

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    FRANCE

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           0 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          25,000 (SEE ITEM 5)
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          0 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            25,000 (SEE ITEM 5)

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    25,000 (see Item 5)

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    <1%

       14.  TYPE OF REPORTING PERSON
	    IN


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

				SCHEDULE 13D

     CUSIP NO.   9460486                     PAGE  15  OF    PAGES

	1.  NAME OF REPORTING PERSON
	    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
	    THE ASDA FOUNDATION (IRS NO. 52-1319624)

	2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF
	    A GROUP
							(A) [ ]
							(B) [X]
	3.  SEC USE ONLY

	4.  SOURCE OF FUNDS*

	5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
	    IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      [ ]

	6.  CITIZENSHIP OR PLACE OF ORGANIZATION
	    DISTRICT OF COLUMBIA

 NUMBER OF      7.  SOLE VOTING POWER
   SHARES           10,000 (SEE ITEM 5)
BENEFICIALLY    8.  SHARED VOTING POWER
  OWNED BY          0 (SEE ITEM 5)
    EACH        9.  SOLE DISPOSITIVE POWER
 REPORTING          10,000 (SEE ITEM 5)
   PERSON       10. SHARED DISPOSITIVE POWER
    WITH            0 (SEE ITEM 5)

       11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	    REPORTING PERSON
	    10,000 (see Item 5)

       12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
	    (11) EXCLUDES CERTAIN SHARES*                   [ ]

       13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	    <1%

       14.  TYPE OF REPORTING PERSON
	    OO


		* SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

ITEM 1.  SECURITY AND ISSUER

	This Statement on Schedule 13D (the "STATEMENT") relates to the Common Stock, par value $.01 per share (the "COMMON STOCK"), of Signal Apparel Company, Inc., an Indiana corporation (the
"ISSUER"), the principal executive offices of which are located at 537 Market Street, Suite 403, Chattanooga, Tennessee 37402.


ITEM 2. IDENTITY AND BACKGROUND

	(a) The Reporting Persons are jointly filing this Statement, although there is no formal agreement of arrangement among them to act as a "GROUP"; nevertheless, they may be deemed to be a group.
This Statement is being filed by FS Signal Associates I, FS Signal Associates II, Guido Goldman, the ASDA Foundation, the Guido
Goldman Accumulation Trust, the Guido Goldman Spray Trust, the
Michael Goldman Spray Trust, Alain de Gunzburg, the Comet Trust, the Turbo Trust, the Saidye Rosner Bronfman Ava Trust, Jericho
Holdings Limited, Crocodile Associates and Joshua Associates.

	(b-c)

		FS SIGNAL ASSOCIATES I

		Previous to the changes describes in Item 3, the entity known as FS Signal Associates I was a Connecticut general partnership ("FS SIGNAL I"). Its principal office was located at c/o Stanley Bergman, Bergman, Horowitz & Reynolds, P.C., 157 Church Street, New Haven, Connecticut 06502. Guido Goldman was managing general partner of FS Signal I. Goldman, Jericho Holdings Limited, Crocodile Associates, the Turbo Trust, the Saidye Rosner Bronfman
Ava Trust, and the Comet Trust were the general partners of FS
Signal I.

		FS SIGNAL ASSOCIATES II

		Previous to the changes described in Item 3, the entity known as FS Signal Associates II was a Connecticut general partnership ("FS SIGNAL II"). Its principal office was located at c/o Stanley Bergman, Bergman, Horowitz & Reynolds, P.C., 157 Church Street, New Haven, Connecticut 06502. The general partners of FS Signal II were: Goldman, Joshua Associates, the Comet Trust,
Jericho Holdings and Crocodile Associates. Goldman was managing general partner of FS Signal II.

		THE ASDA FOUNDATION

		The ASDA Foundation (the "ASDA FOUNDATION") is a District of Columbia not-for-profit corporation. Its principal office is at 499 Park Avenue, New York, New York 10022. The ASDA Foundation was created to make contributions to various charities.
 Goldman is a director of the ASDA Foundation.

		GUIDO GOLDMAN

		Guido Goldman is an individual whose business address is c/o First Spring Corporation, 499 Park Avenue, New York, New York
10022 ("GOLDMAN"). Goldman was the managing general partner of both FS Signal I and FS Signal II before the changes described in
Item 3 and is a trustee of the Comet Trust, the Saidye Rosner
Bronfman Ava Trust, and the Turbo Trust. Goldman is a director of the corporate trustee which serves as trustee for each of the three trusts which are partners of Joshua Associates, as well as for each of the three trusts which are partners of Crocodile Associates, and for the trust which is the sole stockholder of Jericho Holdings.
As set forth below, Goldman is a trustee of each of the Goldman
Trusts.  Goldman is one of three directors of the ASDA Foundation.
 Goldman holds a general power of attorney with respect to Alain de
Gunzburg.

		GUIDO GOLDMAN ACCUMULATION TRUST, GUIDO GOLDMAN
SPRAY
		TRUST, MICHAEL GOLDMAN SPRAY TRUST

		Each of the Guido Goldman Accumulation Trust, the Guido Goldman Spray Trust and the Michael Goldman Spray Trust
(collectively referred to herein as the "GOLDMAN TRUSTS") is a trust created pursuant to the laws of the State of Connecticut.
The principal business address of each of the Goldman Trusts is c/o Bergman, Horowitz & Reynolds, P.C., 157 Church Street, New Haven, Connecticut 06502. The Trustees of each of the Goldman Trusts are Goldman and Avram Udovitch.

		ALAIN DE GUNZBURG

		Alain de Gunzburg is a citizen of France. He is Chairman of the Board of G.H. Mumm & Co. His address is c/o
Bergman, Horowitz & Reynolds, P.C., 157 Church Street, New Haven,
Connecticut 06502. Goldman holds a general power of attorney with respect to Mr. de Gunzburg.

		COMET TRUST

		The Comet Trust (the "COMET TRUST") is a trust created pursuant to the laws of Connecticut. The principal business address of the Comet Trust is c/o Stanley Bergman, Bergman,

Horowitz & Reynolds, P.C., 157 Church Street, New Haven,
Connecticut  06502.  The Trustees of the Comet  Trust are Stanley
N. Bergman and Goldman.

		TURBO TRUST

		The Turbo Trust (the "TURBO TRUST") is a trust created pursuant to the laws of Connecticut. The principal business address of the Turbo Trust is c/o Stanley Bergman, Bergman, Horowitz & Reynolds, P.C., 157 Church Street, New Haven,
Connecticut 06502. The Trustees of the Turbo Trust are Stanley N. Bergman and Goldman.

		SAIDYE ROSNER BRONFMAN AVA TRUST

		The Saidye Rosner Bronfman Ava Trust (the "AVA TRUST") is a trust created pursuant to the laws of Connecticut. The principal business address of the AVA Trust is c/o Stanley Bergman, Bergman, Horowitz & Reynolds, P.C., 157 Church Street, New Haven, Connecticut 06502. The Trustees of the AVA Trust are Stanley N. Bergman, Kenneth N. Musen and Goldman.

		JERICHO HOLDINGS LIMITED

		Jericho Holdings Limited ("JERICHO") is a corporation formed under the laws of the Cayman Islands. Its principal office is c/o Maples and Calder, P.O. Box 309, George Town, Grand Cayman, BWI.

		CROCODILE ASSOCIATES

		Crocodile Associates is a Bahamian partnership. Its principal office is c/o the Bahamas International Trust Company, Limited, P. O. Box N7768, Nassau, Bahamas.

		JOSHUA ASSOCIATES

		Joshua Associates is a Bahamian partnership. Its principal office is c/o the Bahamas International Trust Company
Limited, P. O. Box N7768, Nassau, Bahamas.

	(d) None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

	(e) None of the Reporting Persons has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violations with respect to such laws.

	(f) Each of the natural persons identified in this Statement on Schedule 13D is a citizen of the United States of America with the exception of Alain de Gunzburg, who is a citizen of France.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

	No consideration was received for the disposition of the securities enumerated herein. On December 30, 1994 Guido Goldman relinquished and renounced his entire interest in FS Signal I and in FS Signal II. Immediately subsequent thereto, the remaining partners reformed both entities as limited partnerships, FS Signal Associates, L.P. and FS Signal Associates II, L.P. (the "LIMITED PARTNERSHIPS"). Pursuant to Rule 13d-1 of the Securities and Exchange Act of 1934, the Limited Partnerships have already filed a
Schedule 13D reporting the acquisition of the beneficial ownership of the securities formerly reported as beneficially owned by the Reporting Persons.

ITEM 4.  PURPOSE OF TRANSACTION.

	As described in Item 3, the disposition described herein were made solely for purposes of changing the forms of entity of both FS Signal I and FS Signal II from general partnerships to limited partnerships. The Reporting Persons do not have any present plans or proposals that relate to or would result in the following: the acquisition by any person of additional securities of the Issuer or the disposition of securities of the Issuer; an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Issuer or any of its subsidiaries; a sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries; a change in the present Board or management of the Issuer; any other material change in the Issuer's business or corporate structure or its present capitalization or dividend policy; changes in the Issuer's charter or by-laws or other actions that might impede the acquisition of control of the Issuer or cause it to be delisted from a national securities exchange or cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; causing securities of the Issuer to be eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act or any other similar action.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

		(a) As of the date hereof, the Reporting Persons (if deemed a group) would be deemed to be the beneficial owners of an aggregate of 50,000 shares of Common Stock<F1>, constituting less than 1% of the 10,364,076 shares of Common Stock which, based on the September 30, 1994 Form 10-Q (the "SEPTEMBER 10-Q") and the Form 8-K filed on December 7, 1994 (the "FORM 8-K").

		As of the date hereof, FS Signal I may be deemed to be the beneficial owner of no shares of Common Stock.

		As of the date hereof, Goldman may be deemed to be the beneficial owner of 50,000 shares of Common Stock<F2>, constituting less than 1% of the 10,364,076 shares of Common Stock outstanding, based on the September 10-Q and Form 8-K.

		As of the date hereof, FS Signal II may be deemed to be the beneficial owner of no shares of Common Stock. As of the date hereof FS Signal II is no longer a Reporting Person.

		Each of the Goldman Trusts has the sole power to vote and dispose of the 5,000 shares of Common Stock owned by each of the Goldman Trusts, respectively, which power is exercisable by Goldman as a trustee of each of the Goldman Trusts.

		The ASDA Foundation has the sole power to vote and dispose of the 10,000 shares of Common Stock owned by it directly. Goldman is a director of the foundation.

		(e) As of December 30, 1994, all Reporting Persons ceased to be the owners of more than five percent of the

	<F1>    Such 50,000 shares of Common Stock consist of (i) 10,000
shares of Common Stock directly owned by the ASDA Foundation; (ii)
5,000 shares of Common Stock directly owned by the Guido Goldman Accumulation Trust; (iii) 5,000 shares of Common Stock directly owned by the Guido Goldman Spray Trust; (iv) 5,000 shares of Common Stock directly owned by the Michael Goldman Spray Trust; and (v)
25,000 shares of Common Stock directly owned by Alain de Gunzburg.
The ASDA Foundation, the Trusts, and Alain de Gunzburg disclaim beneficial ownership of the other Reporting Persons' shares and such other Reporting Persons disclaim beneficial ownership of their shares.

	<F2>    Such 50,000 shares of Common Stock consist of (i) 15,000
shares of Common Stock directly owned by the Goldman Trusts, of which Goldman is a trustee; (ii) 10,000 shares held by the ASDA
Foundation, of which Goldman serves as one of three directors; and
(iii) 25,000 shares directly owned by Alain de Gunzburg over whom Goldman holds general power of attorney.

	Common Stock of the Issuer. As described in Item 3, the Limited Partnerships that replaced FS Signal I and FS Signal II have already filed a Schedule 13D reporting the acquisition of the securities formerly reported as beneficially owned by the Reporting Persons.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
	WITH RESPECT TO SECURITIES OF THE ISSUER.

	Except as set forth in Item 3 above, the Reporting Persons do not have any contracts, arrangements, understandings or relationships with any person with respect to any securities of the Issuer, including but not limited to, any agreements concerning (i) transfer or voting of any securities of the Issuer, (ii) finder's fees, (iii) joint ventures, (iv) loan or option arrangements, (v) puts or calls, (vi) guarantees of profits, (vii) division of profits or losses, or (viii) the giving or withholding of proxies.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

	None.

SIGNATURE

	After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned hereby certifies that the information set forth in this Schedule 13D is true, complete and correct.



 /s/ Guido Goldman
Guido Goldman, on his own behalf and
as attorney-in-fact
for each of the Reporting Persons
named in this Amendment


Date: May 4, 1995